EXECUTION COPY

STOCKHOLDER AGREEMENT

between

RITE AID CORPORATION,

THE JEAN COUTU GROUP (PJC) INC.,

JEAN COUTU,

MARCELLE COUTU,

FRANCOIS J. COUTU,

MICHEL COUTU,

LOUIS COUTU,

SYLVIE COUTU

and

MARIE-JOSÉE COUTU

______________________________

Dated as of August 23, 2006

______________________________

642417.15-D.C. Server 2A - MSW

TABLE OF CONTENTS

Page

ARTICLE I

SHARE OWNERSHIP

Section 1.1	Acquisition of Additional Voting Securities	1
Section 1.2	Prohibition of Certain Actions	4
Section 1.3	Stock Purchase Rights in a Preemptive Issuance	6
Section 1.4	Other Stock Purchase Rights.	8

ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1	General Transfer Restrictions	11
Section 2.2	Specific Restrictions on Transfer	12
Section 2.3	Legend on Securities	15
Section 2.4	Other Voting Securities	15

ARTICLE III

CORPORATE GOVERNANCE

ARTICLE IV

MISCELLANEOUS

i

642417.15-D.C. Server 2A - MSW

Exhibit 3.2	Form of Amended and Restated By-laws of Rite Aid Corporation

642417.15-D.C. Server 2A - MSW

INDEX OF DEFINED TERMS

Page

5% Spinoff Coutu Stockholder	12
5% Spinoff Stockholder	13
Additional Preemptive Securities Purchase	7
Affiliate	3
Agreement	1
Applicable Law	18
Beneficial Ownership	3
Beneficially Own	3
Beneficially Owned	3
Board	2
Board Representation Percentage	18
broad distribution	12
Business Day	8
By-laws	19
Capital Stock	4
Certificate of Incorporation	21
Closing	1
Commission	3
Company	1
control	3
Coutu Family	14
Coutu Stockholders	14
Director	2
Exchange Act	3
Family Member	1
Group	3
Independent Director	16
Lender	13
Person	3
Potential Total Voting Power	4
Preemptive Issuance	6
Preemptive Rights Closing Date	7
Preemptive Securities	7
Prohibited Actions	4
Representative	13
Rite Aid Common Stock	2
Roll Over Shares	10
Securities Act	12
Standstill Period	2
Stock Purchase Agreement	1
Stockholder	1

642417.15-D.C. Server 2A - MSW

Stockholder Designee	16
Stockholder Pro Rata Distribution	12
Total Voting Power	4
Transfer	11
Transferee	12
Transferred	12
Transferring	12
Voting Power Percentage Ceiling	9
Voting Securities	3
Voting-Enabled Securities	3
Window Period	11
Window Period Election Deadline	9
Window Period Election Notice	9
Window Period Purchase Amount	9

642417.15-D.C. Server 2A - MSW

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of August 23, 2006, between Rite Aid Corporation, a Delaware corporation (the “Company”), The Jean Coutu Group (PJC) Inc., a Québec corporation (the “Stockholder”), and Jean Coutu, an individual, Marcelle Coutu, an individual, Francois J. Coutu, an individual, Michel Coutu, an individual, Louis Coutu, an individual, Sylvie Coutu, an individual, and Marie-Josée Coutu, an individual (each a “Family Member” and, collectively, the “Family Members”).

WHEREAS, the Company and the Stockholder are parties to a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to and subject to the terms and conditions of which, among other things, the Stockholder will sell to the Company (i) all of the issued and outstanding common stock, par value $1.00 per share, and all of the issued and outstanding preferred stock, par value $1.00 per share, of The Jean Coutu Group (PJC) USA, Inc., a Delaware corporation and wholly-owned subsidiary of the Stockholder, or (ii) if the Stockholder completes the Reorganization (as defined in the Stock Purchase Agreement) prior to the consummation of the transactions contemplated by the Stock Purchase Agreement, all of the membership interests in JCG (PJC) USA, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Stockholder, as consideration for cash and shares of Rite Aid Common Stock (as defined in Section 1.1(c) below);

WHEREAS, upon the closing under the Stock Purchase Agreement (the “Closing”), the Stockholder will Beneficially Own (as defined in Section 1.1(g) below), directly, 250 million shares of the issued and outstanding Rite Aid Common Stock, representing approximately 30.4% of the Total Voting Power (as defined in Section 1.1(l) below) of the Company;

WHEREAS, the parties hereto desire to enter into this Stockholder Agreement (as it may be amended, supplemented, restated or modified from time to time, this “Agreement”) to establish certain arrangements with respect to the shares of Rite Aid Common Stock to be Beneficially Owned by the Stockholder following the Closing, as well as restrictions on certain activities in respect of the Voting Securities (as defined in Section 1.1(h) below) and certain agreements relating to corporate governance and other related corporate matters;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

SHARE OWNERSHIP

Section 1.1	Acquisition of Additional Voting Securities.

(a)       During the Standstill Period (as defined below in this Section 1.1(a)), except (i) by way of stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other like distributions made available to holders of Rite Aid Common Stock generally, (ii) as specifically permitted pursuant to Section 1.3 of this Agreement, (iii) as specifically permitted

642417.15-D.C. Server 2A - MSW

pursuant to Section 1.4 of this Agreement, or (iv) with the consent of a majority of the directors (each a “Director”) of the Board of Directors of the Company (the “Board”) not including the Stockholder Designees (as defined in Section 3.1(a) below), the Stockholder and the Family Members covenant and agree with the Company that they shall not, and shall not permit any of their respective Affiliates (as defined in Section 1.1(d) below) to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as defined in Section 1.1(e) below) (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group (as defined in Section 1.1(f) below) (other than a Group that includes only Coutu Stockholders (as defined in Section 2.2(g) below) and their respective Affiliates) or otherwise, the Beneficial Ownership (as defined in Section 1.1(g) below) of any additional Voting Securities. Notwithstanding the foregoing sentence, the Stockholder may effect the acquisition of additional Voting Securities through the acquisition of control of another Person if (i) such other Person Beneficially Owns Voting Securities constituting no more than 2% of the Potential Total Voting Power (as defined in Section 1.1(k) below) and (ii) the Stockholder uses its reasonable best efforts to divest a sufficient number of Voting Securities as promptly as practicable following such acquisition such that the Stockholder Beneficially Owns no more Voting Securities than it would otherwise be permitted to Beneficially Own or acquire pursuant to this Section 1.1; provided that until consummation of such divestiture, such Voting Securities shall be subject to Section 3.5 hereof). The term “Standstill Period” means the period beginning at the Closing and ending on the date that concludes a nine month period that begins on the latest of (x) the date when the Stockholder and its Affiliates Beneficially Own Voting-Enabled Securities (as defined in Section 1.1(i) below) constituting less than 5% of the Total Voting Power, (y) the date when no individual Family Member together with his or her Affiliates Beneficially Owns Voting-Enabled Securities constituting 5% or more of the Total Voting Power, and (z) the date when no Group containing two or more Family Members or their respective Affiliates, but only in the event that any such Group was formed or existed during the Standstill Period, Beneficially Owns Voting-Enabled Securities constituting 5% or more of the Total Voting Power; provided, however, that in the event the Standstill Period continues to be in effect due to clause (z) above, the restrictions contained in this Agreement shall not apply to Family Members who, together with their Affiliates (other than other Family Members and their Affiliates who comprise a Group described in clause (z) above), Beneficially Own Voting-Enabled Securities constituting less than 5% of the Total Voting Power and who are not, and whose Affiliates are not, part of a Group described in clause (z) above.

(b)       Any additional Voting Securities acquired and Beneficially Owned by the Stockholder, any Family Member or any of their respective Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Voting Securities were acquired by the Stockholder, such Family Member or such Affiliates, as the case may be, at or prior to the Closing.

(c)       As used herein, “Rite Aid Common Stock” means the shares of common stock, par value $1.00 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

642417.15-D.C. Server 2A - MSW

(d)       As used herein, “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means; provided, however, that with respect to any Person who is an individual, the following Persons shall be deemed not to be controlled by such Person: (i) a parent of such natural Person, (ii) a sibling of such natural Person, (iii) an adult child not sharing a home with such natural Person and (iv) an entity (x) for which such natural Person serves solely as a director and not as an officer or employee and (y) in which such natural Person Beneficially Owns less than 10% of any class of voting equity securities, except that, notwithstanding this clause (iv), directors and officers of the Stockholder, its subsidiaries and any parent entity of the Stockholder, such as a holding company, shall be deemed Affiliates of the Stockholder.

(e)       As used herein, “Person” means any individual, corporation, limited liability company, limited or general partnership, association, joint-stock company, trust, unincorporated organization, other entity, or government or any agency or political subdivision thereof.

(f)       As used herein, “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) from time to time thereunder (the “Exchange Act”).

(g)       As used herein, “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term «beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act, except that in no event will the Stockholder be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 1.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors) or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own” and “Beneficially Owned” shall have correlative meanings to “Beneficial Ownership.”

(h)       As used herein, “Voting Securities” means the Voting-Enabled Securities (as defined in Section 1.1(i) below) of the Company and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Voting-Enabled Securities of the Company.

642417.15-D.C. Server 2A - MSW

(i)        As used herein, “Voting-Enabled Securities” means, at any time, shares of any class of Capital Stock (as defined in Section 1.1 (j) below) or other securities or interests of the Company, including the Rite Aid Common Stock, which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors.

(j)        As used herein, “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

(k)       As used herein, “Potential Total Voting Power” means, at any time, the total number of votes (i) entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors by the holders of the outstanding Rite Aid Common Stock, (ii) attributable to any other Voting-Enabled Securities and (iii) assuming the conversion into, or exercise or exchange for, Voting-Enabled Securities, attributable to all other Voting Securities that are not Voting-Enabled Securities at such time. When determining the percentage of Potential Total Voting Power Beneficially Owned by the Stockholder solely for purposes of this Agreement, such percentage shall be determined (i) as if purchases to be made in the future pursuant to one or more Window Period Election Notices (as defined in Section 1.4(b) below), and not waived pursuant to Section 1.4(e), had been made at the time of determination of such percentage and (ii) disregarding any Voting-Enabled Securities that would trigger the purchase rights under Section 1.4 issued during the then-current fiscal quarter and, if the applicable Window Period Election Deadline (as defined in Section 1.4(b) below) has not yet passed, issued during the immediately preceding fiscal quarter.

(l)        “Total Voting Power” means, at any time, the total number of votes (i) entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors by the holders of the outstanding Rite Aid Common Stock and (ii) attributable to any other Voting-Enabled Securities. When determining the percentage of Total Voting Power Beneficially Owned by the Stockholder solely for purposes of this Agreement, such percentage shall be determined (i) as if purchases to be made in the future pursuant to one or more Window Period Election Notices, and not waived pursuant to Section 1.4(e), had been made at the time of determination of such percentage and (ii) disregarding any Voting-Enabled Securities that would trigger the purchase rights under Section 1.4 issued during the then-current fiscal quarter and, if the applicable Window Period Election Deadline has not yet passed, issued during the immediately preceding fiscal quarter.

Section 1.2	Prohibition of Certain Actions.

(a)       During the Standstill Period, except as otherwise specifically permitted by this Agreement, the Stockholder and the Family Members will not, directly or indirectly, through one or more intermediaries or otherwise, and will cause each of their respective Affiliates not to, directly or indirectly, singly or as part of a partnership, limited partnership, syndicate (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement) or other Group (each of the actions referred to in the following provisions of this Section 1.2(a) being referred to as “Prohibited Actions”):

642417.15-D.C. Server 2A - MSW

(i)           make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Voting-Enabled Securities (including by the execution of actions by written consent), become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise, encourage or influence any Person (other than an Affiliate of the Stockholder, including for this purpose its officers and directors, or of any Coutu Stockholder) with respect to the voting of any Voting-Enabled Securities; provided, however, that the Stockholder shall not be prevented hereunder from being a “participant” in support of the management of the Company, by reason of the membership of the Stockholder Designees on the Board or the inclusion of the Stockholder Designees on the slate of nominees for election to the Board proposed by the Company;

(ii)         initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company (as described in Rule 14a-8 under the Exchange Act) or knowingly induce any other individual or entity to initiate any stockholder proposal relating to the Company;

(iii)        form, join or in any way participate in a Group (other than a Group including only Coutu Stockholders and their respective Affiliates), act in concert with any other Person or entity or otherwise take any action or actions which would cause it to be deemed a “person” (for purposes of Section 13(d) of the Exchange Act) (other than to the extent it is a “person” at the time of consummation of the transactions contemplated by the Stock Purchase Agreement and this Agreement), with respect to any Voting Securities of the Company;

(iv)         participate in or encourage the formation of any Group which seeks or offers to acquire Beneficial Ownership of Voting Securities of the Company or rights to acquire Voting Securities or which seeks or offers to affect control of the Company or for the purpose of circumventing any provision of this Agreement;

(v)          solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, to any Director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination or transaction involving the Company (other than transactions specifically contemplated by this Agreement) or any Affiliate thereof (except for a Person who is deemed to be an Affiliate of the Company solely because a Director or executive officer of the Company is also a director or executive officer of such Person), including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any Affiliate thereof (except for a Person who is deemed to be an Affiliate of the Company solely because a Director or executive officer of the Company is also a director or executive officer of such Person), including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (C) any acquisition or disposition of assets material to the Company, (D) any request to amend, waive or terminate the provisions of this Agreement, or (E) any proposal or other statement inconsistent with the terms of this Agreement; provided,

642417.15-D.C. Server 2A - MSW

however, that the Stockholder, the Coutu Stockholders and their respective Affiliates may discuss the affairs and prospects of the Company, the status of the Stockholder’s investment in the Company and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with the Board, any Director or executive officer of the Company, the Stockholder and the Coutu Stockholders and their respective Affiliates; and the Stockholder, the Coutu Stockholders and their respective Affiliates may discuss any matter, including any of the foregoing, with its outside legal and financial advisors, if as a result of any such discussions the Stockholder, the Coutu Stockholders or their respective Affiliates are not required to make, and do not make, any public announcement or filing under the Exchange Act otherwise prohibited by this Agreement as a result thereof;

(vi)         otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board or policies of the Company; provided, however, that this provision shall not prevent the Stockholder Designees from participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to matters coming before it;

(vii)       instigate, encourage, have discussions with or enter into any arrangements, agreements or understandings (whether written or oral) with any third party (including acting as a joint or co-bidder with another party) to take any of the actions prohibited by this Section 1.2 (a); or

(viii)      publicly disclose any proposal regarding any of the actions prohibited by this Section 1.2 (a).

(b)       If at any time the Stockholder, the Family Members or any of their respective Affiliates is approached by any Person requesting the Stockholder, the Family Members or any of their respective Affiliates to instigate, encourage, join, act in concert with or assist any Person in a Prohibited Action, the Stockholder or the Family Members, as the case may be, will promptly inform the Company of the nature of such contact and the parties thereto. For purposes of determining whether the Stockholder or Family Members have materially breached any of their obligations or covenants under this Agreement, the failure to promptly inform the Company pursuant to the first sentence of this Section 1.1(b) shall not constitute a material breach.

(c)       Nothing in this Section 1.2 shall limit the ability of any Director, including any Stockholder Designee, to vote in his or her capacity as a Director in such manner as he or she may determine in his or her sole discretion.

(d)       The Stockholder agrees that it shall be liable for any breach of this Agreement by any of its Affiliates.

Section 1.3	Stock Purchase Rights in a Preemptive Issuance.

(a)       From and after the Closing, for so long as the Stockholder Beneficially Owns at least 20% of the Total Voting Power, at any time that the Company effects an issuance solely for cash (a “Preemptive Issuance”) of additional Voting Securities (the Voting Securities

642417.15-D.C. Server 2A - MSW

that are the subject of a particular Preemptive Issuance being referred to herein as the “Preemptive Securities”) other than issuances (i) in connection with any stock split, subdivision, stock dividend (including dividends on existing or future preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) by the Company, (ii) upon conversion of shares of the Company’s convertible preferred stock (whether such convertible preferred stock is currently outstanding or is issued in the future and whether such conversion is mandatory or discretionary), (iii) in connection with any restricted stock, stock option, incentive or other award of Rite Aid Common Stock pursuant to the Company’s equity compensation plans or other employee, consultant or director compensation arrangements approved by the Board or a duly authorized committee thereof (whether such award was made before, or is made on or after, the date of this Agreement), (iv) in connection with acquisitions by the Company whether by merger, asset purchase, stock purchase or other reorganization, including financings the proceeds of which are intended to be used to fund acquisitions, (v) in connection with the issuance of Rite Aid Common Stock in exchange for Company notes, debentures or other forms of indebtedness (whether such indebtedness is currently outstanding or becomes outstanding in the future) and (vi) in which the number of Preemptive Securities that otherwise would be issued to the Stockholder pursuant to this Section 1.3 would require the approval of the Company’s stockholders under the rules of the New York Stock Exchange (in which case only the excess amount of Preemptive Securities that would trigger such stockholder approval requirement would be excluded from the Preemptive Securities that the Stockholder would have a right to purchase pursuant to this Section 1.3), the Stockholder shall have the right to purchase from the Company for cash additional Preemptive Securities (in each instance, an “Additional Preemptive Securities Purchase”), such that following such Preemptive Issuance and such purchase, the Stockholder and its Affiliates will Beneficially Own Voting Securities representing the same percentage of Potential Total Voting Power as the Stockholder Beneficially Owned immediately prior to such Preemptive Issuance.

(b)       Prior to any Preemptive Issuance, the Company shall provide the Stockholder with 15 Business Days’ (as defined below in this Section 1.3 (b)) prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable) of the proposed Preemptive Issuance. The Stockholder may exercise the Stockholder’s right to effect an Additional Preemptive Securities Purchase by providing written notice to the Company within 10 Business Days after receipt of the Company’s notice (and, in any event, not later than the date of pricing in the case of an underwritten public offering (or a similar offering pursuant to Rule 144A under the Securities Act) and the date of signing or date of public announcement of the transaction, if earlier, in all other Preemptive Issuances). The Stockholder’s notice must indicate the specific amount of Preemptive Securities that the Stockholder desires to purchase at specific prices and may not be conditioned in any other manner not also available to other potential purchasers of the Preemptive Issuance. The Stockholder shall effect the Additional Preemptive Securities Purchase that it has elected to purchase concurrently with the Preemptive Issuance of such Preemptive Securities (the date of consummation of such transactions is referred to as the “Preemptive Rights Closing Date”). If, in connection with any Preemptive Issuance, the Stockholder gives timely notice of its intent to exercise its right under this Section 1.3 but has not paid for and otherwise effected the Additional Preemptive Securities Purchase at the Preemptive Rights Closing Date, then the Stockholder shall be deemed to have waived its right to purchase

642417.15-D.C. Server 2A - MSW

such securities under this Section 1.3 with respect to such Preemptive Issuance; provided, however, that the Company shall be entitled to specifically enforce the exercise included in the Stockholder’s notice. As used herein, “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(c)       If the Stockholder exercises such right, the Stockholder shall pay an equal per security amount of cash consideration in the Additional Preemptive Securities Purchase as the purchaser or purchasers of Preemptive Securities in such Preemptive Issuance pays in cash (in the case of an underwritten public offering or a similar Rule 144A offering, net of any underwriting or initial purchaser’s discount (as disclosed in any prospectus or offering memorandum for such offering) paid in connection with such offering).

(d)       In the event that a proposed Preemptive Issuance shall be terminated or abandoned by the Company without the issuance of any Preemptive Securities, then the purchase rights pursuant to this Section 1.3 shall also terminate as to such proposed Preemptive Issuance, and any funds in respect thereof paid to the Company by the Stockholder shall be refunded in full.

Section 1.4	Other Stock Purchase Rights.

(a)       From and after the Closing, for so long as the Stockholder Beneficially Owns at least 20% of the Total Voting Power, at any time that the Company effects an issuance of Voting Securities and the Stockholder does not have the right to purchase from the Company additional Voting Securities pursuant to Section 1.3 of this Agreement because (i) the issuance is not solely for cash, (ii) the issuance relates to the conversion of shares of the Company’s convertible preferred stock issued after the date of this Agreement (other than issuances or the conversion of shares of the Company’s convertible preferred stock issued after the date of this Agreement as pay-in-kind stock dividends with respect to shares of convertible preferred stock issued prior to the date of this Agreement or issued as further pay-in-kind stock dividends on such dividends), but only to the extent that the Stockholder’s right to purchase such convertible preferred stock under Section 1.3 was limited by the terms thereof, (iii) the issuance relates to items described in Section 1.3(a)(iii) awarded on or after the date of this Agreement, (iv) the issuance relates to items described in Section 1.3(a)(iv) or Section 1.3(a)(v), or (v) the issuance to the Stockholder under Section 1.3 of Voting Securities other than convertible preferred stock (which is addressed by clause (ii) above) was limited by operation of Section 1.3(a)(vi), the Stockholder shall have the right, notwithstanding Section 1.1 of this Agreement, to make open market purchases of Rite Aid Common Stock in accordance with the terms of this Section 1.4; provided, however, that to the extent any of the issuances described in this Section 1.4(a) involve issuances of Voting Securities that are not Voting-Enabled Securities, the corresponding right to make open market purchases under this Section 1.4 shall not apply until such Voting Securities are converted into, or exercised or exchanged for, Voting-Enabled Securities. For the avoidance of doubt, the “right” provided by this Section 1.4 exists relative to and as an exception to the restrictions of Section 1.1 and does not create any “rights” vis-à-vis any other legal or contractual limitations on such open market purchases.

642417.15-D.C. Server 2A - MSW

(b)       Within 12 days following the end of each fiscal quarter, the Company shall provide to the Stockholder a written notice listing, for the most recently completed fiscal quarter, the issuances, if any, of Voting Securities described in clauses (i) through (v) of Section 1.4 (a) above and the Total Voting Power outstanding as of the beginning and as of the end of the fiscal quarter. In order to make open market purchases of Rite Aid Common Stock in accordance with this Section 1.4, within 10 Business Days after receipt of the Company’s notice described in the first sentence of this Section 1.4(b) (the “Window Period Election Deadline”), the Stockholder must provide written notice to the Company of its election to make such purchases (a “Window Period Election Notice”), which notice must set forth (i) the number of Voting-Enabled Securities Beneficially Owned by the Stockholder at the beginning of the Company’s most recently completed fiscal quarter, (ii) the number of Voting-Enabled Securities Transferred by the Stockholder during such fiscal quarter so that they are no longer Beneficially Owned by the Stockholder and (iii) the Stockholder’s calculation of the Window Period Purchase Amount (as defined in the next sentence). The “Window Period Purchase Amount” is the number of shares of Rite Aid Common Stock to be purchased in the open market in order to increase the Stockholder’s percentage of Total Voting Power (calculated as of the end of the particular fiscal quarter) to the Voting Power Percentage Ceiling (as defined in the next sentence). The “Voting Power Percentage Ceiling” initially shall equal 30.4% of Total Voting Power and thereafter shall be adjusted downward from time to time (such adjustments to be cumulative) to reflect the effect of the following events on the numerator and/or denominator in the calculation of the percentage of Total Voting Power: (i) Transfers of Voting-Enabled Securities by the Stockholder such that it no longer Beneficially Owns such Transferred securities, (ii) the Stockholder’s waiver or failure to exercise its rights to purchase Voting Securities pursuant to Section 1.3, (iii) the Stockholder’s waiver or failure to exercise its rights to purchase Rite Aid Common Stock pursuant to this Section 1.4, (iv) the conversion of shares of the Company’s convertible preferred stock outstanding as of the date of this Agreement or issued as pay-in-kind stock dividends with respect to such shares of convertible preferred stock or as further pay-in-kind stock dividends on such dividends and (v) the exercise of stock options and other compensatory arrangements referred to in Section 1.3(a)(iii) awarded prior to the date of this Agreement.

(c)       In the event that the Company disagrees with the Stockholder’s calculation of the Window Period Purchase Amount (including any disagreement with respect to the determination of the Voting Power Percentage Ceiling) the Company shall provide the Stockholder with written notice of such disagreement within five Business Days of the Company’s receipt of the Window Period Election Notice. The Stockholder’s purchase rights under this Section 1.4 shall not apply to any amount in dispute until such dispute is resolved. The Company and the Stockholder shall use good faith efforts to resolve any dispute over the calculation of the Window Period Purchase Amount within 10 Business Days of the Stockholder’s receipt of the Company’s notice of disagreement. If the Company and the Stockholder cannot resolve their dispute over the calculation of the Window Period Purchase Amount within such 10 Business Day period, the dispute shall be submitted to the Accountants (as defined in the Stock Purchase Agreement), whose determination shall be final and binding on the parties and the costs of which shall be shared equally between the Company and the Stockholder. The Accountants shall deliver to the Company and the Stockholder, as promptly as practicable, but no later than 10 Business Days after the Accountants are engaged, a written report setting forth their resolution and their calculation of the disputed items or amounts.

642417.15-D.C. Server 2A - MSW

(d)       The Stockholder may make open market purchases of the number of shares of Rite Aid Common Stock equal to the Window Period Purchase Amount (subject to the resolution of any disputed amount pursuant to Section 1.4(c) above and subject to Section 1.4 (f) below) pursuant to the following number of Window Periods (as defined in Section 1.4 (h) below):

Number of Shares	Number of Window Periods
Up to 8 million	1
More than 8 million but not more than 16 million	2
More than 16 million but not more than 24 million	3
More than 24 million	4

commencing with the Window Period following the earnings release for the quarter to which the Window Period Election Notice relates (or such Window Period as immediately follows the date on which any pending dispute with respect to such Window Period Election Notice is resolved pursuant to Section 1.4(c)) and, in the event more than one Window Period is provided by this Section 1.4(d), those additional Window Periods immediately succeeding that first Window Period; provided, however, that in the event more than one Window Period is provided pursuant to the terms of this Section 1.4(d), subject to any roll over permitted pursuant to Section 1.4(f), such purchases must be allocated so that the first 8 million shares are purchased during the first Window Period, the second 8 million shares (or such lesser amount in excess of the first 8 million shares) are purchased during the second Window Period and the third 8 million shares (or such lesser amount in excess of the first 16 million shares) are purchased during the third Window Period; and provided, further, that in the event that any of those Window Periods are already the subject of current or future purchases as a result of a Window Period Election Notice relating to a prior period, the purchases resulting from the most recent Window Period Election Notice shall commence in the next Window Period not fully subject to the prior Window Period Election Notice and any immediately succeeding Window Periods, if applicable.

(e)       In the event that the Stockholder fails to purchase a number of shares of Rite Aid Common Stock equal to or greater than 95% of the full number of shares of Rite Aid Common Stock to be purchased during a particular Window Period, the applicable Window Period Election Notice shall be deemed to have been withdrawn and the right to purchase the additional shares of Rite Aid Common Stock that were the subject of such Window Period Election Notice shall be deemed to have been waived. In addition, where one or more additional Window Period Election Notices were calculated on the basis that the shares to be purchased pursuant to a withdrawn Window Period Election Notice (whether withdrawn voluntarily or a deemed withdrawal) would have been purchased, the Window Period Purchase Amounts contained in such notices shall be recalculated to account for the withdrawal.

(f)        In the event that the Stockholder purchases a number of shares of Rite Aid Common Stock equal to or greater than 95% but less than 100% of the full number of shares of Rite Aid Common Stock to be purchased during a particular Window Period (such number of shares of Rite Aid Common Stock equaling the difference between the full number of shares to be purchased during the Window Period and the amount actually purchased in such Window Period are referred to herein as the «Roll Over Shares«), the Stockholder shall be permitted to

642417.15-D.C. Server 2A - MSW

roll over to the immediately succeeding Window Period the right to purchase the Roll Over Shares; provided, however, that if the number of shares of Rite Aid Common Stock to be purchased during the succeeding Window Period pursuant to one or more Window Period Election Notices together with the Roll Over Shares would exceed 8 million shares, the number of shares in excess of 8 million shall be rolled over to the next Window Period in which such total amount does not exceed 8 million.

(g)       The Stockholder agrees and acknowledges that the Company may make any public disclosure, whether by filing with the Commission, press release or otherwise, that the Company reasonably believes it is required to make in accordance with Applicable Law, with respect to the receipt of a Window Period Election Notice and any matters related thereto, including any deemed withdrawal of such Window Period Election Notice pursuant to Section 1.4 (e).

(h)       As used in this Agreement, “Window Period” means the period of time following the Company’s public release of quarterly earnings results that the Company’s directors and Section 16 officers are permitted to trade in the Company’s securities pursuant to the Company’s policies and procedures, as they may be amended from time to time, but shall exclude any such periods when the Company’s directors and Section 16 officers are subject to a lockup agreement or any other inability to purchase the Company’s securities due to the possession of material nonpublic information, Regulation M or any other rules or regulations of the Commission.

ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1        General Transfer Restrictions. The right of the Stockholder and its Affiliates to Transfer (as defined below in this Section 2.1) any Voting Securities Beneficially Owned is subject to the restrictions set forth in this Article II, and no Transfer of Voting Securities by the Stockholder or any of its Affiliates may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company. “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Voting Securities or any interest in any Voting Securities. For purposes of this Agreement, the term Transfer shall include the transfer (including by way of sale, disposition or any other means) of an Affiliate of the Stockholder or the Stockholder’s interest in an Affiliate which Beneficially Owns Voting Securities. For purposes of clarity, it is agreed that if after any Transfer of Voting Securities an entity which is an Affiliate of the Stockholder would no longer be such an Affiliate, then prior to the consummation of such Transfer the Stockholder shall Transfer all Voting Securities owned by such Affiliate to another Affiliate that will remain an Affiliate of the Stockholder after the

642417.15-D.C. Server 2A - MSW

Transfer. “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.2	Specific Restrictions on Transfer.

(a)       The Stockholder shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned Voting Securities; provided that the foregoing restriction shall not be applicable to Transfers:

(i)           pursuant to Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (the “Securities Act”) (regardless of whether the volume and manner of sale restrictions therein are otherwise applicable by law to the Stockholder or its applicable Affiliate);

(ii)          pursuant to (A) a firm commitment, underwritten distribution of Voting Securities to the public, registered under the Securities Act or (B) a privately negotiated offering of Voting Securities exempt from the registration requirements of the Securities Act; and with respect to either (A) or (B), in a manner calculated to achieve a “broad distribution” of such Voting Securities, which for purposes of this Section 2.2(a)(ii) means a distribution that, to the knowledge of the Stockholder after due inquiry, will not result in the acquisition of Voting Securities by any Person who after consummation of such offering would have Beneficial Ownership of Rite Aid Common Stock representing in the aggregate more than 5% of the outstanding shares of Rite Aid Common Stock and which distribution and the related inquiry are reasonably acceptable to the Company;

(iii)        to any Person, or Persons acting in a Group, who after consummation of such Transfer, to the knowledge of the Stockholder after due inquiry, would not have Beneficial Ownership in the aggregate of more than 5% of the outstanding shares of Rite Aid Common Stock;

(iv)        to the stockholders of the Stockholder in a pro-rata dividend, spin-off, distribution or similar recapitalization (a “Stockholder Pro Rata Distribution”); provided (A) that the Stockholder shall provide at least 20 Business Days prior written notice to the Company of its intention to effect such a Transfer, (B) the manner of the distribution shall be reasonably acceptable to the Company, (C) that any Voting Securities Transferred to any Coutu Stockholder shall be subject to and bound by the terms and conditions of, and shall enjoy for so long as any such Coutu Stockholder, either individually, together with its Affiliates or as a member of a Group with one or more Coutu Stockholders or their respective Affiliates, Beneficially Own Voting-Enabled Securities constituting 5% or more of the Total Voting Power (a “5% Spinoff Coutu Stockholder”) the governance and all other rights under, this Agreement as though such Person was the Stockholder (subject to Section 4.9 below) (but, for the avoidance of doubt, it being understood that the governance rights under this Agreement apply to each 5% Spinoff Coutu Stockholder that is a Group in the aggregate and to each 5% Spinoff Coutu Stockholder not part of such a Group individually and do not apply to each other individual Coutu Stockholder and, further, that the rights of all such 5% Spinoff Coutu Stockholders, in the aggregate, shall in no event exceed the rights that the Stockholder would have had if the Stockholder Pro Rata Distribution had not

642417.15-D.C. Server 2A - MSW

occurred) and (D) that any Voting Securities Transferred to any other stockholder of the Stockholder which is a Transferee in a Stockholder Pro Rata Distribution, which shall Beneficially Own more than 5% of the Total Voting Power after the Stockholder Pro Rata Distribution (a “5% Spinoff Stockholder” which, for purposes of clarity, shall not include a 5% Spinoff Coutu Stockholder), shall be subject to and bound by the terms and conditions of this Agreement as though it were the Stockholder and such Person shall execute a counterpart signature page to this Agreement stating that it agrees to be bound by the terms and conditions of this Agreement as though it were the Stockholder, but shall not receive any of the rights granted to the Stockholder under this Agreement (for purposes of clarity, the 5% Spinoff Stockholder shall not have any rights under Sections 1.3 (Stock Purchase Rights in a Preemptive Issuance), 1.4 (Other Stock Purchase Rights), 3.1 (Board Representation), 3.2 (Board Chairs; Management), 3.3 (Board Committee Representation) and 3.4 (Vote Required for Board Action) of this Agreement); provided, further, that each 5% Spinoff Coutu Stockholder shall notify the Company in writing of a single Person (the “Representative”) which shall be the authorized representative to receive notices and take actions on behalf of such 5% Spinoff Coutu Stockholder, and any rights under this Agreement may be exercised only by such Representative for the Group and not with respect to each individual Person comprising the Group; and provided, further, that any Group that would otherwise have rights hereunder shall forfeit such rights in the event such Group fails to timely file a Schedule 13D (or any successor filing) with the Commission, to the extent required by the Exchange Act, disclosing the formation or existence of such Group;

(v)          to a financial institution generally in the commercial lending business (a “Lender”) to which the Stockholder or any of its Affiliates pledges, encumbers or hypothecates any Voting Securities or any interest in any Voting Securities to secure bona fide recourse borrowings effected in good faith so long as: (A) the Stockholder or any such Affiliate notifies the Company of its intention to enter into such pledge, encumbrance or hypothecation at least ten Business Days prior thereto, (B) such Lender is not granted any voting rights with respect to the Voting Securities prior to any foreclosure, (C) the Lender agrees in writing with the Stockholder or any such Affiliate in an agreement that expressly provides that (x) the Company is a party to such agreement, entitled to enforce such agreement directly against the Lender, (y) such agreement cannot be amended or modified in any manner which adversely affects the Company without the written consent of the Company, and (z) the Lender shall not receive any of the rights granted to the Stockholder or any such Affiliate under this Agreement (for purposes of clarity, the Lender shall not have any rights under Sections 1.3 (Stock Purchase Rights in a Preemptive Issuance), 1.4 (Other Stock Purchase Rights), 3.1 (Board Representation), 3.2 (Board Chairs; Management), 3.3 (Board Committee Representation) and 3.4 (Vote Required for Board Action) of this Agreement); or

(vi)        to one or more 100% (directly or indirectly) owned Affiliates of the Stockholder, or in the event of a Stockholder Pro Rata Distribution, to one or more 100% (directly or indirectly) owned Affiliates of a Coutu Stockholder.

(b)       If the Stockholder and/or any of its Affiliates wishes or is required to Transfer an amount of Voting Securities constituting more than 5% of the outstanding shares of Rite Aid Common Stock (other than Transfers pursuant to Section 2.2(a)(iv)), the Stockholder shall coordinate with the Company regarding optimizing the manner of distribution and sale of

642417.15-D.C. Server 2A - MSW

such shares, including whether such sale should occur through an underwritten offering, and shall cooperate in the marketing of any such offering.

(c)       In the event any shares of Rite Aid Common Stock are Transferred to one or more 100% (directly or indirectly) owned Affiliates of the Stockholder or a 5% Spinoff Coutu Stockholder, as applicable, in a manner permitted by this Agreement, the Stockholder or the 5% Spinoff Coutu Stockholder, as applicable, will notify the Company in writing of a Representative which shall be the authorized representative to receive notices and take all actions on behalf of the Stockholder or the 5% Spinoff Coutu Stockholder, as applicable, and/or its 100% owned (directly or indirectly) Affiliates which Beneficially Own Rite Aid Common Stock.

(d)       The Stockholder shall not, and shall not permit its Affiliates to, directly or indirectly, loan or permit to be loaned any of the Beneficially Owned Voting Securities or any voting rights therein.

(e)       The Stockholder shall not, and shall not permit its Affiliates to, directly or indirectly, effect any Transfer of economic rights in Voting Securities without Transferring the voting rights associated with such Voting Securities or effect any Transfer of voting rights in Voting Securities without Transferring the economic rights associated with Voting Securities, except in connection with ordinary hedging transactions, including collars, caps, floors or other similar transactions intended to limit the risk of adverse price movement in the Voting Securities, entered into in good faith and not intended for the purpose of circumventing the provisions of this Section 2.2(e).

(f)        Prior to the Transfer of any Voting Securities to any Affiliate of the Stockholder, any Coutu Stockholders, any Affiliate of a Coutu Stockholder, or any 5% Spinoff Stockholder otherwise permitted by this Agreement, such Transferee shall execute a counterpart signature page to this Agreement stating that (A) with respect to an Affiliate of the Stockholder, any Coutu Stockholder or any Affiliate of a Coutu Stockholder, it agrees to be bound by the terms of, and in the case of a 5% Spinoff Coutu Stockholder enjoy for so long as it remains a 5% Spinoff Coutu Stockholder the governance and all other rights under, this Agreement as though it was the Stockholder (but, for the avoidance of doubt, it being understood that the governance rights under this Agreement apply to each 5% Spinoff Coutu Stockholder that is a Group in the aggregate and to each such 5% Spinoff Coutu Stockholder not part of such a Group individually and do not apply to each other individual Coutu Stockholder and, further, that the rights of all such 5% Spinoff Coutu Stockholders, in the aggregate, shall in no event exceed the rights that the Stockholder would have had if the Stockholder Pro Rata Distribution had not occurred) and (B) with respect to the 5% Spinoff Stockholder, it agrees to be bound by the terms of this Agreement as though it was the Stockholder (except with respect to Sections 1.3, 1.4, 3.1, 3.2, 3.3 and 3.4 of this Agreement which shall be inapplicable to the 5% Spinoff Stockholder).

(g)       As used herein, “Coutu Stockholders” means any of the Family Members, any lineal descendants of any of the Family Members (together with the Family Members, the “Coutu Family”), any estate planning vehicle that is controlled by a member or members of the Coutu Family and any other Person that is controlled by a member or members of the Coutu Family, that becomes a holder of record of Voting Securities, for so long as it is both a holder of record of any Voting Securities and a member of the Coutu Family.

642417.15-D.C. Server 2A - MSW

Section 2.3	Legend on Securities.

(a)       Each certificate representing Voting Securities Beneficially Owned by the Stockholder or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 23, 2006, BETWEEN RITE AID CORPORATION (THE “COMPANY”), THE JEAN COUTU GROUP (PJC) INC. AND CERTAIN OTHER PERSONS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b)       Upon any acquisition by the Stockholder or any of its Affiliates of additional Voting Securities, the Stockholder shall, or shall cause such Affiliate to, submit the certificates representing such Voting Securities to the Company so that the legend required by this Section 2.3 may be placed thereon (if not so endorsed upon issuance).

(c)       The Company shall make a notation on its records or give instructions to any transfer agents or registrars for the Voting Securities in order to implement the restrictions on Transfer set forth in this Agreement.

(d)       In connection with any Transfer of Voting Securities pursuant to this Agreement, the Transferring Person shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws. In connection with a Transfer pursuant to Section 2.2(a), the Company shall remove such portion of the foregoing legend as is appropriate in the circumstances.

Section 2.4         Other Voting Securities. In the event the Company declares a dividend or other distribution payable in Voting Securities, any Transfer of such Voting Securities by the Stockholder or its Affiliates shall be governed by this Article II (including the definition of Transfer contained in Section 2.1 and the legend requirements of Section 2.3).

642417.15-D.C. Server 2A - MSW

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1	Board Representation.

(a)       Upon the Closing, the Company shall increase the size of the Board by two Directors and cause the resignation of two Directors so that upon such increase and such resignations, (i) the Board shall consist of fourteen Directors and (ii) the Board shall appoint as Directors to fill the four vacancies André Belzile, Francois J. Coutu, Dennis Wood and Michel Coutu (each a “Stockholder Designee” and, together with any Directors that may be designated by the Stockholder pursuant to this Section 3.1, the “Stockholder Designees”) to serve as Directors in the class of Directors whose terms expire in 2007, 2008, 2008 and 2009, respectively. Based on information provided as of the date hereof, the Board has determined that André Belzile, Francois J. Coutu and Dennis Wood each qualify as an Independent Director. As used herein, “Independent Director” means any Director who is or would be an “independent director” with respect to the Company pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section l0A of the Exchange Act (or any successor provisions), in each case as amended from time to time.

(b)       From and after the Closing, provided that the Stockholder has not materially breached any of its obligations or covenants under this Agreement and subject to Section 3.1(d) below:

(i)           for so long as the Stockholder Beneficially Owns at least 25% of the Total Voting Power at the time of a meeting of the Board the agenda for which includes nominating a slate of Directors, the Stockholder shall have the right to designate such number of Stockholder Designees for nomination by the Board that, together with the Stockholder Designees serving in a class or classes of Directors whose terms are not expiring at the upcoming annual meeting of stockholders, results in a total of four Stockholder Designees, at least two of whom must qualify as Independent Directors, and the Board shall nominate and recommend such Stockholder Designees for election as Directors of the Company;

(ii)         for so long as the Stockholder holds at least 17.9% but less than 25% of the Total Voting Power at the time of a meeting of the Board the agenda for which includes nominating a slate of Directors, the Stockholder shall have the right to designate such number of Stockholder Designees for nomination by the Board that, together with the Stockholder Designees serving in a class or classes of Directors whose terms are not expiring at the upcoming annual meeting of stockholders, results in a total of three Stockholder Designees, at least one of whom must qualify as an Independent Director, and the Board shall nominate and recommend such Stockholder Designees for election as Directors of the Company;

(iii)        for so long as the Stockholder holds at least 10.7% but less than 17.9% of the Total Voting Power at the time of a meeting of the Board the agenda for which includes nominating a slate of Directors, the Stockholder shall have the right to designate such number, if any, of Stockholder Designees for nomination by the Board that, together with the Stockholder Designees serving in a class or classes of Directors whose terms are not expiring at

642417.15-D.C. Server 2A - MSW

the upcoming annual meeting of stockholders, results in a total of two Stockholder Designees (neither of whom must qualify as an Independent Director), and the Board shall nominate and recommend such Stockholder Designees for election as Directors of the Company; provided that if the Company would not otherwise be in compliance with Section 303A.01 of the New York Stock Exchange Listed Company Manual with respect to a majority of directors qualifying as Independent Directors, one of the Stockholder Designees must qualify as an Independent Director; and

(iv)        for so long as the Stockholder holds at least 5% but less than 10.7% of the Total Voting Power at the time of a meeting of the Board the agenda for which includes nominating a slate of Directors, the Stockholder shall have the right to designate one Stockholder Designee (who need not qualify as an Independent Director) for nomination by the Board unless there is already one Stockholder Designee serving in a class of Directors whose term is not expiring at the upcoming annual meeting of stockholders, and, if applicable, the Board shall nominate and recommend such Stockholder Designee for election as a Director of the Company.

In every case, (x) each of the Stockholder Designees being nominated must be reasonably acceptable to the Nominating and Governance Committee of the Board (it being understood and agreed that the four persons identified in Section 3.1(a) are acceptable to the Nominating and Governance Committee of the Board) and (y) the Company will use its reasonable best efforts to cause the election of such Stockholder Designees as Directors of the Company; provided that such efforts will not require the Company to postpone its annual meeting of stockholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board, including that the Company will not be obligated to pay extraordinary costs with regard to the election of such Stockholder Designees as Directors.

(c)	From and after the Closing, subject to Section 3.1; (d) below:

(i)           if at any time the Stockholder does not hold at least 25% of the Total Voting Power, then the Stockholder shall cause one Stockholder Designee to immediately resign from the Board so that three Stockholder Designees shall remain, at least one of whom must qualify as an Independent Director;

(ii)         if at any time the Stockholder does not hold at least 17.9% of the Total Voting Power, then the Stockholder shall cause such number of Stockholder Designees to immediately resign from the Board so that two Stockholder Designees shall remain, neither of whom must qualify as an Independent Director; provided that if the resignation of such Stockholder Designees would cause the Company to not be in compliance with Section 303A.01 of the New York Stock Exchange Listed Company Manual with respect to a majority of directors qualifying as Independent Directors, one remaining Stockholder Designee must qualify as an Independent Director;

(iii)        if at any time the Stockholder does not hold at least 10.7% of the Total Voting Power, then the Stockholder shall cause such number of Stockholder Designees to immediately resign from the Board so that one Stockholder Designee shall remain, which Stockholder Designee need not qualify as an Independent Director; and

642417.15-D.C. Server 2A - MSW

(iv)        if at any time the Stockholder does not hold at least 5% of the Total Voting Power, then the Stockholder shall cause all of the remaining Stockholder Designees to immediately resign from the Board.

In the event of a Stockholder Designee resignation pursuant to this Section 3.1(c), the resulting vacancy shall be filled by a Director appointed by the Nominating and Governance Committee of the Board to the extent the Board, in its discretion, determines to maintain the size of the Board and not reduce the Board size to the number of directors in office immediately following such a resignation. In the event that a Stockholder Designee fails to deliver his or her prompt resignation as required pursuant to this Section 3.1(c), the parties hereto shall take all necessary action (and the Stockholder agrees to cooperate with the Company in taking such action) permitted by Applicable Law (as defined below) to cause such Stockholder Designee to be removed from the Board, including seeking equitable relief such as an injunction; provided that the Company shall be entitled to reimbursement by the Stockholder for all reasonable expenses incurred by the Company (legal or otherwise) in connection with the removal of such Stockholder Designee from the Board. For purposes of clarity, when and if the number of Stockholder Designees is reduced pursuant to this Section 3.1(c), such reduction shall be permanent and the number of Stockholder Designees thereafter shall not be increased up to any prior number of Stockholder Designees. As used herein, «Applicable Law« means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the Commission) applicable to any of the parties to this Agreement or any of their respective Affiliates.

(d)       In the event that the Board determines, in its discretion, to increase or decrease the size of the Board from fourteen Directors during any period in which the Stockholder has the right to nominate at least one Director pursuant to this Section 3.1 and provided that the Stockholder has not materially breached any of its obligations or covenants under this Agreement, the Stockholder’s right to designate Stockholder Designees for nomination by the Board shall be adjusted such that the Stockholder shall be entitled to designate a number of Stockholder Designees equal to the Board Representation Percentage (as defined below in this Section 3.1(d)) multiplied by the new total number of Directors (including in this total any vacancies) on the Board (rounding to the nearest whole number of Directors). “Board Representation Percentage” means the number, expressed as a percentage, determined by dividing the number of Stockholder Designees the Stockholder was entitled to designate prior to the change in the size of the Board by the total number of Directors that comprised the full Board (including in this total any vacancies) prior to the change in the size of the Board. Subject to Applicable Law, in the event that at any time after the Closing, the number of Stockholder Designees designated by the Stockholder exceeds such number of Stockholder Designees entitled to be designated by the Stockholder pursuant to this Section 3.1(d), the Stockholder shall cause to promptly resign, and take all other action reasonably necessary to cause the prompt removal of, that number of Stockholder Designees as required to make the remaining number of Stockholder Designees conform to the number of Stockholder Designees that the Stockholder has the right to designate pursuant to this Section 3.1(d). In the event that a Stockholder Designee fails to deliver his or her prompt resignation, the parties hereto shall take all necessary action (and the Stockholder agrees to cooperate with the Company in taking such action) permitted by Applicable Law to cause such Stockholder

642417.15-D.C. Server 2A - MSW

Designee to be removed from the Board, including seeking equitable relief such as an injunction; provided that the Company shall be entitled to reimbursement by the Stockholder for all reasonable expenses incurred by the Company (legal or otherwise) in connection with the removal of such Stockholder Designee from the Board. In the event that the number of Stockholder Designees is reduced by operation of this Section 3.1 (d), the number of those Stockholder Designees who must qualify as Independent Directors shall be determined as if the reduction in the number of Stockholder Designees was the result of a decrease in the number of Stockholder Designees pursuant to Section 3.1(c).

(e)       The Stockholder shall have the right to designate a replacement Stockholder Designee, who must be reasonably acceptable to the Nominating and Governance Committee of the Board, for a Stockholder Designee designated in accordance with this Section 3.1 at the expiration or termination of such Stockholder Designee’s term (provided, at such time, that the Stockholder retains the right to designate such a Stockholder Designee) or upon death, resignation, retirement, disqualification, removal from office or other cause; provided that such replacement Stockholder Designee satisfies the Independent Director requirements if the Stockholder Designee so replaced was required to satisfy such requirements. The Board shall appoint or nominate, as the case may be, each Stockholder Designee so designated pursuant to this Section 3.1(e).

(f)        In the event any Stockholder Designee is required to submit his or her resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee pursuant to the Board’s Policy on Majority Voting, the Nominating and Governance Committee makes a recommendation to the Board concerning the acceptance or rejection of such resignation and the Board decides to accept such Stockholder Designee’s resignation, then (i) the Board shall not reduce the size of the Board to eliminate the vacancy created thereby, (ii) the Stockholder shall have the right to designate a replacement Stockholder Designee and (iii) the Board and the Stockholder shall take such actions necessary to appoint such replacement Stockholder Designee as a Director to fill such vacancy; provided, however, that the replacement Stockholder Designee is reasonably acceptable to the Nominating and Governance Committee of the Board and the Stockholder Designee qualifies as an Independent Director if the Stockholder Designee so replaced was required to so qualify.

Section 3.2	Board Chairs; Management.

(a)       The parties hereby agree that: (i) upon the Closing, the Stockholder Designees shall elect one of the Stockholder Designees to become the Non-Executive Co-Chairman of the Board, which individual (or his or her successor elected by the Stockholder Designees at any time from and after the Closing and prior to the second anniversary of the Closing) shall serve as Non-Executive Co-Chairman for a period commencing upon the Closing and ending upon the second anniversary of the Closing (provided that the Stockholder retains the right to designate one or more Stockholder Designees during such two year period), with the duties as Non-Executive Co-Chairman specified in the Amended and Restated By-laws of the Company (as in effect immediately following the Closing, the “By-laws”, the form of which is attached as Exhibit 3.2 hereto); (ii) upon the Closing, the Directors of the Company who were Directors immediately prior to the Closing, shall elect a Chairman of the Board, which individual (or his or her successor) shall serve as Chairman for a period commencing upon the Closing and

642417.15-D.C. Server 2A - MSW

ending upon the second anniversary of the Closing, with the duties as Chairman specified in the By-laws; and (iii) from and after the second anniversary of the Closing, the full Board shall elect a Chairman of the Board as it determines in its discretion who shall have the duties and authority for the Chairman specified in the By-laws.

(b)       The parties hereby agree that upon the Closing, the Company shall take all actions reasonably necessary to cause Pierre Legault, the current Executive Vice President of the Stockholder, to become Senior Executive Vice President, Chief Administrative Officer of the Company, pursuant to the terms and conditions of such individual’s employment agreement with the Company with a term of not less than two years from the Closing.

(c)       The parties hereby agree that upon the Closing, Mary F. Sammons, the Company’s current Chief Executive Officer, shall remain as the Company’s Chief Executive Officer with any future successor to be named by the Board.

Section 3.3	Board Committee Representation.

(a)       Upon the Closing, the Company shall increase the size of the Executive Committee of the Board by one member and the Board shall appoint the Non-Executive Co-Chairman of the Board to the Executive Committee and shall continue to appoint such Non-Executive Co-Chairman (or his or her successor) to the Executive Committee for the duration of his or her term. Following the expiration of the term of the Non-Executive Co-Chairman of the Board, for so long as the Stockholder Beneficially Owns at least 25% of the Total Voting Power the Stockholder shall be entitled to designate a Stockholder Designee to the Executive Committee and the Board shall appoint such Stockholder Designee to the Executive Committee.

(b)       Upon the Closing, the Company shall increase the size of each of the Audit, Compensation, and Nominating and Governance Committees of the Board by one member and the Board shall appoint as members to fill the vacancies on each such committee one of the Stockholder Designees designated by the Stockholder; provided that a Stockholder Designee shall not be appointed to one or more committees of the Board if (i) the Stockholder Designee, or membership of such Stockholder Designee on a particular committee, is not reasonably acceptable to the Nominating and Governance Committee of the Board or (ii) counsel to the Company advises the Stockholder and the Company that the appointment of such Stockholder Designee to a committee of the Board would violate Applicable Law, any rule or regulation of a stock exchange on which the Rite Aid Common Stock is listed or the Company’s written “Corporate Governance Guidelines” and committee charters as in effect on the date hereof (with such amendments as are required by Applicable Law or approved by the affirmative vote of the Board); provided, further, that, subject to the foregoing, the Stockholder shall have the right to designate one of the other Stockholder Designees, if any, to be appointed to such committee. The obligation of the Board to appoint a Stockholder Designee to each such committee of the Board shall remain for so long as the Stockholder designates two Stockholder Designees pursuant to Section 3.1 who qualify as Independent Directors; provided that the Stockholder has not materially breached any of its obligations or covenants under this Agreement. In the event that only one Stockholder Designee qualifies as an Independent Director, such Stockholder Designee shall be appointed by the Board as a member of one of the three committees and one or more Stockholder Designees shall be provided «observer status" to attend committee meetings

642417.15-D.C. Server 2A - MSW

(subject to the committees meeting in executive session from time to time) of the two other committees on which the Stockholder Designee who qualifies as an Independent Director does not then serve; provided that the Stockholder has not materially breached any of its obligations or covenants under this Agreement.

Section 3.4	Vote Required for Board Action; Board Quorum.

(a)       Except as otherwise provided in this Section 3.4, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of Directors present at such meeting.

(b)       For so long as the Stockholder Beneficially Owns more than 25% of the Total Voting Power, the Company shall not enter into or effectuate any of the following actions without the prior approval of at least two-thirds of all of the Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting duly provided to the Directors in accordance with the By-Laws (as may be amended, supplemented, restated or otherwise modified from time to time):

(i)           any increase in the number of shares of Capital Stock of the Company authorized in the Amended and Restated Certificate of Incorporation of the Company (as in effect immediately following the Closing and as may be amended, supplemented, restated or otherwise modified from time to time thereafter, the “Certificate of Incorporation”);

(ii)          any issuance of equity securities of the Company in one transaction or a series of related transactions that would result in the issuance of Capital Stock of the Company constituting more than 20% of the Total Voting Power outstanding following such issuance;

(iii)        (x) any merger, reorganization, recapitalization requiring approval of the holders of Rite Aid Common Stock, consolidation or similar business combination involving the Company or (y) any merger, reorganization, recapitalization, consolidation or similar business combination involving any subsidiary of the Company and requiring approval of the holders of Rite Aid Common Stock;

(iv)        any sale of assets by the Company, in one or a series of related transactions in any twelve-month period, other than sales of inventory in the ordinary course of business, with a fair market value constituting in excess of 20% of the Company’s consolidated total assets as of the date of the Company’s most recent regularly prepared balance sheet or in excess of 20% of the Company’s annualized consolidated revenues for the Company’s immediately preceding fiscal year;

(v)          any filing by the Company of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other Federal or state insolvency law, or the Company’s filing an answer consenting to or acquiescing in any such petition, or the making by the Company of any general assignment for the benefit of its creditors of all or substantially all of the Company’s assets; and

642417.15-D.C. Server 2A - MSW

(vi)        any amendment of the Company’s Certificate of Incorporation or By-laws that adversely affects the rights of the Stockholder.

Section 3.5	Voting Arrangements.

(a)       The Stockholder shall, and shall cause any of its Affiliates to, vote or act by written consent with respect to, all of the shares of the Voting-Enabled Securities Beneficially Owned by the Stockholder and its Affiliates in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement.

(b)       For each election of Directors occurring after the Closing through and including the election of Directors at the annual stockholder meeting of the Company to be held in 2011, the Stockholder shall, and shall cause any of its Affiliates to, vote all Voting-Enabled Securities Beneficially Owned by the Stockholder and its Affiliates for each of the Director nominees recommended by the Board; provided that the Company is in material compliance with its obligations pursuant to Section 3.1.

(c)       For each election of Directors occurring after the annual stockholder meeting of the Company to be held in 2011, the Stockholder shall, and shall cause any of its Affiliates to, vote all Voting-Enabled Securities Beneficially Owned by the Stockholder and its Affiliates, in the sole discretion of the Stockholder, either (i) for each of the Director nominees recommended by the Board or, alternatively, (ii) for each of the Director nominees recommended by the Board and for the Director nominees recommended by other Persons in the same proportion as the votes cast by all other holders of Voting-Enabled Securities for such Director nominees (provided that the Company is in material compliance with its obligations pursuant to Section 3.1), and, in any case, for each Stockholder Designee.

(d)       The Stockholder shall be, and shall cause each of its Affiliates who hold Voting-Enabled Securities to be, present in person or represented by proxy at all meetings of securityholders of the Company at which Directors are to be elected to the extent necessary so that all Voting-Enabled Securities Beneficially Owned by the Stockholder and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 3.5.

(e)       Except as expressly set forth in this Agreement with respect to voting for the election of Directors, nothing in this Agreement shall limit the ability of the Stockholder or any of its Affiliates from voting any Voting Securities over which it has voting authority in such manner as it may determine in its sole discretion.

ARTICLE IV

MISCELLANEOUS

Section 4.1         Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

642417.15-D.C. Server 2A - MSW

Section 4.2        Termination. Except as otherwise expressly provided in this Agreement, this Agreement shall terminate upon the conclusion of the Standstill Period. Nothing in this Section 4.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 4.3        Representations of the Company. The Company hereby represents and warrants to the Stockholder that (i) this Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly and validly executed and delivered by the Company and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 4.4        Representations of the Stockholder. The Stockholder hereby represents and warrants to the Company that (i) this Agreement has been duly and validly authorized by the Stockholder and all necessary and appropriate action has been taken by the Stockholder to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly and validly executed and delivered by the Stockholder and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 4.5        Representations of the Family Members. Each Family Member, individually and not jointly, hereby represents and warrants to the Company that (i) such Family Member has full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and (ii) assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of such Family Member, enforceable against such Family Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 4.6         Ownership Information. For purposes of this Agreement, all determinations of the amount of outstanding Rite Aid Common Stock, Voting-Enabled Securities or Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to the Stockholder (including any written notice pursuant to Section 1.4(b)).

Section 4.7        Adjustments to Prevent Dilution. In the event of any reclassification, stock split (including a reverse split), stock dividend, reorganization, recapitalization or similar event affecting Rite Aid Common Stock, the number of shares of Rite Aid Common Stock used in all

642417.15-D.C. Server 2A - MSW

formulae herein will be adjusted appropriately to provide to the parties the same substantive effect as contemplated by this Agreement prior to such event.

Section 4.8         Savings Clause. No provision of this Agreement shall be construed to require any party or its Affiliates to take any action that would violate any Applicable Law.

Section 4.9        Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Stockholder; provided, however, that, in the event of a Stockholder Pro Rata Distribution, at such time as Family Members and their Affiliates comprise a Group Beneficially Owning more than 5% of the Total Voting Power and having rights under this Agreement, any amendment to this Agreement shall be effective only if signed on behalf of such Group by its Representative. No modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Directors not including the Stockholder Designees. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 4.10      Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 4.11      Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement (as defined in the Stock Purchase Agreement), together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto or delivered in connection herewith or therewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of the Stockholder under any other agreement with the Company, the terms of this Agreement shall govern.

Section 4.12      Successors and Assigns. Except as expressly provided in and in accordance with Section 2.1 and Section 2.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties (which, in the case of the Company’s consent, shall require approval of a majority of the Directors not including the Stockholder Designees), and any attempt to make any such assignment without such consent shall be null and void; provided that an assignment by the Company shall require the consent of the Stockholder only and not of the Family Members. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors (including any executor or administrator of a party’s estate) and permitted assigns.

642417.15-D.C. Server 2A - MSW

Section 4.13      Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 4.14	Remedies.

(a)       Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)       All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 4.15      Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Facsimile: (717) 760-7867

Attention:	Robert B. Sari

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: (212) 735-2000

Attention:	Nancy A. Lieberman
Marc S. Gerber

642417.15-D.C. Server 2A - MSW

If to the Stockholder:

The Jean Coutu Group (PJC) Inc.

530, Bériault Street

Longueuil QC

J4G 1S8 Canada

Facsimile: (450) 646-6686

Attention:	Kim Lachapelle

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

Seven Times Square

New York, New York 10036

Facsimile: (212) 326-2061

Attention:	Spencer D. Klein

If to any of the Family Members:

c/o The Jean Coutu Group (PJC) Inc.

530, Bériault Street

Longueuil QC

J4G 1S8 Canada

Facsimile: (450) 646-6686

Attention:	Kim Lachapelle

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

Seven Times Square

New York, New York 10036

Facsimile: (212) 326-2061

Attention:	Spencer D. Klein

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent, provided that an appropriate electronic confirmation or answerback is received, or (c) if by a recognized next day courier service, on the first Business Day following the date of dispatch. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 4.16      Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF,

642417.15-D.C. Server 2A - MSW

SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW RULES THEREOF.

Section 4.17	Consent to Jurisdiction.
(a) Each party to this Agreement, by its execution hereof, hereby:

(i)         irrevocably and unconditionally submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;

(ii)        waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and

(iii)       agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.

(b)          The Stockholder and the Family Members hereby irrevocably and unconditionally designate, appoint, and empower The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as their respective designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Stockholder or the Family Members in any such United States federal or state court with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Stockholder and the Family Members agree to designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes of this Section 4.17 reasonably satisfactory to the Company. The Stockholder and Family Members further hereby irrevocably consent and agree to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Stockholder or the Family Members by serving a

642417.15-D.C. Server 2A - MSW

copy thereof upon the relevant agent for service of process referred to in this Section 4.17 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to the Stockholder or the Family Members, as applicable, at their address specified in or designated pursuant to this Agreement. The Stockholder and the Family Members agree that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

Section 4.18      Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 4.19      Methodology for Calculations. For purposes of calculating the number of outstanding shares of Rite Aid Common Stock, Voting-Enabled Securities or Voting Securities and the number of shares of Rite Aid Common Stock, Voting-Enabled Securities or Voting Securities Beneficially Owned by any Person as of any date, any shares of Rite Aid Common Stock, Voting-Enabled Securities or Voting Securities held in the Company’s treasury or belonging to any subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) shall be disregarded.

Section 4.20      Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Stock Purchase Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement and any actions or agreements contemplated hereby shall automatically be terminated and of no force or effect.

[Remainder of page intentionally left blank.]

642417.15-D.C. Server 2A - MSW

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
Robert B. Sari
Exec. VP & General Counsel

THE JEAN COUTU GROUP (PJC) INC.

By:	/s/ Jean Coutu
Jean Coutu

Chairman of the Board, President and Chief Executive Officer

JEAN COUTU

/s/ Jean Coutu

MARCELLE COUTU

/s/ Marcelle Coutu

FRANCOIS J. COUTU

/s/ François J. Coutu

MICHEL COUTU

/s/ Michel Coutu

LOUIS COUTU

/s/ Louis Coutu

642417.15-D.C. Server 2A - MSW

SYLVIE COUTU

/s/ Sylvie Coutu

MARIE-JOSÉE COUTU

/s/ Marie-Josée Coutu

642417.15-D.C. Server 2A - MSW